UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2012

FRESH TRAFFIC GROUP INC.
Exact name of registrant as specified in its charter

Nevada	000-53703	98-0531819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Portage Avenue, CanWest Place Suite 1680, Winnipeg MB, Canada	R3B 3K6
(Address of principal executive offices)	(Zip Code)

(204) 942-4200
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 -Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Election of Directors

On January 12, 2012, the following person listed below was appointed to the Board of Directors of Fresh Traffic Group Inc. (the “Company”) to hold office until the next Annual General Meeting of the Company or until his successor is appointed.

Mr. Walter Romanchuk

Mr. Romanchuk has been the Business Development Manager with Maple Group Thailand Limited, a private company operating in the oil and gas sector,   from September, 2010  to date and is based in Thailand.   From September, 2009 , Mr. Romanchuk has been involved with Vosco Technologies Ltd., in the capacity of President and Director, where he was involved in establishing the corporation and acquiring the rights to the Vosco Vortex technologies for Canada.  Upon DryerTech Industries Ltd., a private issuer incorporated in the State of Nevada,  acquiring Vosco in April 2010, Mr. Romanchuk assumed the same roles at DryerTech. From April 2002 to date, Mr. Romanchuk has been an independent landman working with junior oil and gas start-up organizations, and has jointly acted as a management representative for such companies as Texas T Resources Ltd., Reef Resources Ltd. and Albion Petroleum Ltd., all existing or former reporting issuers. Mr. Romanchuk is an active member of the CAPL (Canadian Association of Petroleum Landmen). Mr. Romanchuk received his B. Comm. from the University of Alberta in 1975 and his Diploma in Computer Technology from the Northern Alberta Institute of Technology in 1971. Mr. Romanchuk remains a director of Albion Petroleum, a TSX Venture listed company.

The Company is currently reviewing the Dryertech technology and may enter into an acquisition or licensing agreement for the technology.  Mr. Romanchuk is a shareholder and officer and director of Dryertech.  We are disclosing this information pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fresh Traffic Group Inc.

Dated: January 17, 2012	By:	/s/ Jeremy Booth
	Name:	Jeremy Booth
	Title:	Chief Executive Officer, President, Chief Financial Officer and Director